                                   Exhibit 1



                            MANUFACTURING AGREEMENT
                            -----------------------


     THIS MANUFACTURING AGREEMENT (this "Agreement") is made and entered into this 4th day of September, 1996, by and between CARRERA CORPORATION, a Pennsylvania corporation having its principal place of business at 600 Depot Street, Latrobe, Pennsylvania 15650 (hereinafter referred to as "Carrera"), and SEPTIMA ENTERPRISES, INC., a Colorado corporation having a registered office c/o Corporation Service Company, 1560 Broadway, Denver, Colorado 80202 (hereinafter referred to as "Septima").

                                  BACKGROUND

     Carrera is engaged in the business of producing and assembling injection molded products and components.

     Septima desires to engage Carrera as its exclusive producer for Septima's entire requirements in North America for product under the brand name "Direct Hits", a high voltage, coaxial capacitor (the Product) which is applied in various configurations to ignition systems for automobiles and other spark initiated internal combustion engines and is protected under certain patents owned by Septima, and Carrera desires to produce the products for Septima.

     Carrera has performed significant work and has expended considerable sums of money in the development of a manufacturing process for said Product.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.   Engagement. Septima hereby engages Carrera as its exclusive producer
          ----------
for Septima's entire requirements for the Product produced in the United States. Carrera hereby accepts such engagement.

     2.   Term.
          ----

          A. Unless sooner terminated pursuant to Section 12, the initial term of this Agreement shall commence on the date hereof and shall continue for four
(4) years. The term of this Agreement shall thereafter be automatically renewed for successive one (1) year periods unless either party provides written notice to the other party of its election not to renew the term of this Agreement at least ninety (90) days prior to the expiration of the then current term. Provided, however, that in no event shall this Agreement be terminated until all monies advanced under the Loan Agreement between Spark Management Corporation and Douglas J. Wood and Daniel S. Wood of even date herewith have been paid in full. The initial term of all successive renewal terms of this Agreement are collectively referred to herein as the "Term."

                                      1-1

         B. This Agreement terminates automatically upon the termination of the assignment of patent and technology rights between Hensley Plasma Plug Partnership and Septima: provided, however, that any assignment or attempted assignment by Septima of the patent and technology rights to the device shall not terminate this Agreement.

         C. Carrera may at any time terminate this Manufacturing Agreement by giving ninety (90) days written notice to Septima and return the tooling for the manufacture of the Product.

   3.    Production Estimates. Simultaneously with the execution of this
         --------------------
Agreement and on or before the fifteenth (15th) day of each month thereafter, Septima shall deliver to Carrera an estimate of the quantity of Product to be produced for Septima by Carrera during (a) the next succeeding two calendar months, (b) the next succeeding six (6) calendar months in the aggregate and (c) the next succeeding twelve (12) calendar months in the aggregate (the "Production Estimates").

   4.    Duties of Carrera. During the Term, Carrera shall do the following:
         -----------------

         A. Carrera shall adhere to the Product Specifications set forth in Exhibit "A" attached hereto (as amended from time to time by mutual agreement of the parties) which set forth the written specifications, quality control requirements and packaging required for Carrera to provide the services required under this Agreement (the "Products Specifications"). Septima may revise or supplement the Product Specifications from time to time and Carrera shall be required to implement such changes. Septima reserves the right to purchase all components and to assemble and package the Product after the first (1st) year or sooner if agreed to by both Carrera and Septima.

         B. In performing the obligations and carrying on the activities contemplated by this Agreement, Carrera shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances and requirements of any governmental body in effect during the Term.

         C. Carrera shall purchase all ingredients and packaging materials in such quantities as it deems necessary to meet the Production Estimates of Septima which are supported by firm Orders. Carrera shall not charge Septima for the storage of any materials or merchandise at Carrera's factory.

         D. Carrera shall the arrange its production schedule to produce and make the Products available to the extent necessary to accommodate the Production Estimates and the timing of delivery thereof. If the Production Estimates exceed Carrera's production capacity capabilities, Carrera upon receipt of orders will increase their production capacity within one hundred twenty (120) days to meet the new Production Estimate.

         E. Carrera shall prepare for delivery, packaged cases of the Product as directed by Septima. If and when the market opportunities dictate the requirement for Septima to produce the Product outside the United States, Carrera shall be given the first right of refusal to manufacture in those markets. Provided, however, that Septima agrees

                                     1- 2
that any of the Product produced outside of the United States shall not be sold in North America.

         F. Carrera shall deliver to Septima by the fifteenth (15th) day of each month, a report setting forth the following:

             (i) Quantity of Product on hand at the beginning of the preceding month;

             (ii)  Quantity of Product produced during the preceding month;

             (iii) Quantity of the Product on hand at the end of the preceding month.

   5.  Inspection.
       ----------

       A. Upon reasonable notice to Carrera, authorized representatives of Septima may, during normal business hours, inspect Carrera's production operations related to the Product.

       B. This Product is being made by Carrera under and in accordance with the terms of the patents and technology rights of Septima and to those specifications. Therefore, Septima will have the full right to examine or to refuse to so examine an appropriate sample of the Product being produced at any time.

   6.  Price and Payment.
       -----------------

       A. The prices set forth on Exhibit "B" (the "Price") are in United States dollars; and shall remain constant for the twelve (12) month period ending August 31, 1997. Provided, however, that during said twelve (12) month period, any material price change in excess of ten (10%) percent shall be added to the price of the Product and paid by Septima. Thereafter, cost savings due to manufacturing processing materials or design changes will be passed along to Septima. Conversely increased costs of manufacturing processing, materials or design changes will be passed along from Carrera to Septima. These changes will be negotiated on a year-to-year basis, and will be dollar-for-dollar. Provided, however, that during said year, any material price change in excess of ten (10%) percent shall be added to the price of the Product and paid by Septima.

       B. All invoices shall reference the number of the Order issued for such Product.

       C.    Payment shall be due as specified on Exhibit "B".

       D. Carrera warrants that the Price is not unlawfully discriminatory and is comparable to charges to other customers for like products under comparable conditions.


                                     1 - 3






















       -----------------

7.  Manufacturing Information and Tooling.
    -------------------------------------

    A. It is hereby acknowledged by the parties that the tool used to manufacture the Product is presently in the possession of Carrera and that Carrera has expended monies to modify and correct the tool. Septima hereby agrees that so long as this Agreement is in effect or any outstanding balances are due under the Loan Agreement dated of even date herewith between Spark Management Corporation and Douglas J. Wood and Daniel S. Wood, Septima does hereby grant unto Carrera a security interest in the tool, and further agrees that it will not cause or allow any other tools for the manufacturing of the Product to be with any other manufacturer. If requested by Carrera, Septima will give to Carrera a financing statement to be filed pursuant to the Uniform Commercial Code.

    B. Any specifications, designs, design information, drawings, artwork, manufacturing information and data, tooling and test routines, programs and data, and any other information and materials, whether in paper, electronic or other media, required for the design, manufacture and/or testing of the Product (collectively "Product Information"), including all Intellectual Property Rights in any of the foregoing, shall be and remain the exclusive property of Septima, and Carrera shall have and claim no right, title or interest therein, and agrees to assign, to the extent necessary to perfect ownership to Septima any right, title or interest Carrera may have or claim therein by operation or implication of law or fact.

    C. Carrera shall treat the Product Information as confidential information and use the Product Information solely for the manufacture, fabrication and packaging of the Product, and shall return the Product Information to Septima promptly upon the expiration or termination of this Agreement, whichever comes first. Carrera shall not manufacture, sell, deliver or otherwise transfer to any party any Product for similar use or application which was designed, manufactured and/or rested through use of any Product Information.

8.  Product Ordering and Delivery.
    -----------------------------

    A. During the Term, Septima may issue Orders for Product (hereinafter ("Orders") pursuant to the provisions of this Agreement. These Orders, without prior consent from Carrera, shall not exceed the Production Estimates in Section
3. Septima may use the electronic data interchange ("EDI"), facsimile transmission against receipt or registered mail to transmit Orders. The parties agree to utilize such transmission methods to the greatest extent possible to transmit forecasts, Orders, acknowledgements and shipping information regarding the Product.

    B. Carrera shall accept any Order issued by Septima provided such Order is consistent with this Agreement. Within five (5) days of Carrera's receipt of an Order, it shall either confirm the Shipping Date for Product delivery or propose an alternate Shipping Date. If Carrera fails to do so, it shall be deemed to have agreed to the Shipping Date set forth in the Order. If Carrera proposes an alternate Shipping Date, then Septima shall, within five (5) days of its receipt of notice of such alternate Shipping Date, notify Carrera that either such alternate Shipping Date is acceptable or that such Order is cancelled.

                                      1-4

          C. All goods shall be shipped F.O.B. Latrobe, Pennsylvania. Septima will be responsible for all shipping costs. However, Carrera at its option, may prepay any shipping costs and bill the same to Septima.

     9.   Product Warranty.
          ----------------

          A. Carrera warrants that a Product shall at the time of delivery be new and free and clear of all liens and encumbrances. Carrera further warrants that during the Warranty Period, a Product shall be free from defects in material and workmanship, and shall conform to the Specifications. This warranty shall not apply to any defect which has been caused by Septima and arises from mishandling, misuse or neglect after the delivery of the Product to the Delivery Location.

          B.   Any Product which does not conform to the warranty described in
Section 9.A may be returned to Carrera. Carrera shall repair, replace or credit Septima for such Product. All transportation and other expenses arising from shipping the nonconforming Product to Carrera and shipping the repaired or replacement Product to the Delivery Location shall be paid by Carrera.

          C. Septima represents and warrants to Carrera that it has the lawful right to manufacture the Product covered by this Agreement, which said Product is covered by various patents issued by the United States Patent Office and elsewhere. In the event Carrera is sued for patent infringement for intentional or negligent patent infringement as a result of its manufacture of the device, Septima hereby defends, indemnifies and holds Carrera fully and completely harmless from and against any and all cost, expenses, damage, awards, attorneys' fees for the like which may be incurred, assessed or otherwise awarded as a result, direct or indirect, of any such suit. Carrera agrees to cooperate and assist in such suits if requested by Septima.

          D. Carrera disclaims any implied warranty as to the Product with regard to any design defect which an examination by Septima would have revealed. Further, Carrera makes no warranty of fitness for any particular purpose whatsoever with respect to the Product being sold.

     10.  Confidentiality.
          ---------------

          A. Carrera will hold in confidence all information concerning the Product Specifications, Septima's Proprietary Property and the business, operations, prospects, financial and/or sales information and other matters of or relating to Septima and will use or disclose such information (collectively, "Septima's Confidential Information") only in connection with transactions contemplated by this Agreement. Carrera further agrees that it will not otherwise disclose any of Septima's Confidential Information to any third party except upon the prior written consent of Septima. Such obligation of confidentiality shall not extend to any information that is or becomes public knowledge through no act or omission of Carrera or its affiliates, directors, officers, employees, representatives, agents, third parties bound by obligations of confidentiality to Septima, or as required by law or a final order of a court or other governmental agency or authority of competent jurisdiction.

                                     1 - 5

Septima acknowledges and agrees that all confidential techniques, processes, standards or procedures known, developed or used by Carrera prior to the date hereof shall, for purposes of this Agreement, not be deemed to be confidential information of Septima.

          B. Septima will hold in confidence all information concerning the business, operations, prospects, financial and/or sales information and other matters of or relating to Carrera and will use or disclose such information only in connection with transactions contemplated by this Agreement. Septima further agrees that it will not otherwise disclose any such information to any third party except upon the prior written consent of Carrera. Such obligation of confidentiality shall not extend to any information that is Septima's Proprietary Property, or is or becomes public knowledge through no act or omission of Septima or its affiliates, directors, officers, employees, representatives, agents, third parties bound by obligations of confidentiality to Septima, or as required by law or a final order of a court or other governmental agency or authority of competent jurisdiction.

     11.  Non-Competition.
          ---------------

          A.  Non-Competition.  During the Term and for a period of two (2)
              ---------------
years after expiration or termination of this Agreement, Carrera shall not directly or indirectly, conduct or engage in, directly or indirectly, a "Competitive Business" or own, manage invest or acquire any economic stake or interest in, or otherwise engage or participate in any manner whatsoever (whether as a proprietor, partner, shareholder, investor, manager, director, officer, employee, venturer, representative, agent, broker, independent contractor, consultant, lender, borrower, guarantor, lessor, lessee, or other participant) in any partnership, corporation, association or other business enterprise in any form which conducts or engages in, directly or indirectly, a "Competitive Business". As it applies to Carrera, the term "Competitive Business" shall mean the supplying to third parties of Products similar to those supplied to Septima. Provided, however, that should this Agreement be terminated by the act or actions of Septima for any reason, other than a default by Carrera, Carrera shall not be bound by the terms of this non-competition agreement.

     12.  Termination.
          -----------

          A.  Termination After Right to Cure.  Either party may terminate this
              -------------------------------
Agreement if the other party shall default in a material respect in the performance of its obligations under this Agreement or breach in a material respect any of its representations or warranties under this Agreement and such breach shall continue for a period of sixty (60) days following written notice thereof to the defaulting party, unless such breach cannot be cured within such sixty (60) day period but the defaulting party commences to cure such breach within such period and continues with diligence to cure such breach.

         B.  Termination Without Right to Cure.  Notwithstanding anything
             ---------------------------------
contained in this Agreement to the contrary, Septima may terminate this Agreement, without giving Carrera an opportunity to cure, if Carrera commits any of the following breaches or defaults:

                                     1 - 6

                (i) Applies for or consents to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or all or a substantial portion to its assets;

                (ii) Files a voluntary petition in bankruptcy, admitting in writing that it is unable to pay its debts as they become due or generally not pay its debts as they become due;

                (iii)  Makes a general assignment for the benefit of creditors;

                (iv) Files a petition seeking reorganization or an arrangement with creditors or takes advantage of any bankruptcy or insolvency laws;

                (v) Files an answer admitting material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding;

                (vi) Has any involuntary petition or complaint filed against it seeking bankruptcy or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidation of all or substantially all of its assets and such petition or complaint shall not have been dismissed within sixty
(60) days of the filing thereof.

        13.  Amendments.  Except for Schedule I and Exhibit "A" hereto which may
             ----------
be amended as set forth herein from time to time as necessary, the provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only in writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference in this Agreement.

        14.  Assignments.  No party shall assign its rights and/or obligations
             -----------
hereunder without the prior written consent of the other party to this Agreement.

        15.  Further Assurances.  The parties hereby agree from time to time to
             ------------------
execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

        16.  Binding Effect.  All of the terms and provisions of this Agreement,
             --------------
whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

        17.  Notices.  All notices, requests, consents and other communications
             -------
required or permitted under this Agreement shall be in writing (including telefax and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail of international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

                                     1 - 7

                                  With a copy to:

Septima Enterprises, Inc.         Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
c/o R. Edwin Morgan               777 South Flagler Drive
105 Emerald Key Lane              Suite 500
Palm Beach Gardens, FL 33418      West Palm Beach, FL 33401
                                  Attention: Michael V. Mitrione, Esq.

                                  With a copy to:

Carrera Corporation               McDonald, Moore, Mason & Snyder
600 Depot Street                  1005 Courtyard Plaza
Latrobe, PA 15650                 P.O. Box 758
Attention: Douglas J. Wood        Latrobe, PA 15650
                                  Attention: Charles C. Mason Jr., Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method; and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

     18.  Severability.  If any provision of this Agreement or any other
          ------------
agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provison shall have the meaning which renders it valid and enforceable.

     19.  Waivers.  The failure or delay of any party at any time to require
          -------
performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

     20.  Third Parties.  Unless expressly stated herein to the contrary,
          -------------
nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this


                                      1-8

Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

     21.  Governing Law. This Agreement and all transactions contemplated by
          -------------
this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

     22.  Jurisdiction and Venue. The parties acknowledge that a substantial
          ----------------------
portion of negotiations and anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida, and that, therefore, each of the parties irrevocably and unconditionally (a) agree that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.


     23.  Equitable Remedies. Each of the parties acknowledges that the parties
          ------------------
will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provisions of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

     24.  Counterparts.  This Agreements may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telex or by telecopy or telefax of a facisimile signature page shall be binding upon any party so confirming.

     25.  No Construction Against Draftsmen. The parties acknowledge that this
          ---------------------------------
is negotiated Agreement, and that in no event shall the terms hereof be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

     26.  Arbitration. Any controversy between the parties involving the
          -----------
construction or application of any of the terms, covenants or conditions of this Agreement shall be submitted to arbitration in compliance and pursuant to the Rules of Commercial Arbitration of the American Arbitration Association.

     27.  Entire Agreement. This Agreement (including the Exhibits attached
          ----------------
hereto) represents the entire understanding and agreement between the parties with respect to he subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.


                                     1 - 9

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.




ATTEST:                                  SEPTIMA ENTERPRISES, INC.

/s/ Louis S. Camilli                     By: /s/ R. Edwin Morgan
--------------------------------            -----------------------------------
Louis S. Camilli; Director                   R. Edwin Morgan, President



ATTEST:                                  CARRERA CORPORATION


/s/ Daniel S. Wood                       By: /s/ Douglas J. Wood
--------------------------------            -----------------------------------
Daniel S. Wood, Secretary                    Douglas J. Wood, President




                                    1 - 10

                                  EXHIBIT "A"

                                SPECIFICATIONS

                                    SEPTIMA
                             PRODUCTS S80 AND S100
                            INSERTS MC80 AND MC100


PRODUCTS S80 AND S100:
     Molded using internal components as per the design drawings attached hereto for each S80 and S100, assembled using collateral components as per design drawings, tested electrically for voltage holdoff, dressed as per the marketing specifications, packaged as per the marketing specifications with installation instructions.

MARKETING SPECIFICATIONS FOR S80 AND S100:
     The outer case or cover of the fully assembled S80 and S100 will be coated with a gloss black finish and on the cover will be by printing or other method, the name, "DIRECT HITS" as per the sample. The fully assembled and dressed S80 and S100 will be packed in packages of one (1) per package or four (4) per package as per order. The package shall be a bubble pack with the backing printed as per instructions and the plastic of specified thickness. Included with the package will be the installation instructions printed as per sample. The fully assembled, fully dressed, packaged S80 and S100 will be cased in cartons of 24 packages of four (4) or 24 packages of one (1) as per order.

INSERTS MC80 AND MC100:
     As per the Products S80 and S100, the inserts shall be molded using the internal parts as per the design drawings and tested for voltage holdoff, The molded and tested inserts shall then be bulk packed in cartons of 100 individual units.

DESIGN DRAWINGS:
     The design drawings are attached hereto and marked as drawing number 80-96 for the S80 and 100-96 for the S100, both are revision A dated 5/6/96, both in possession of Producer.


                                    1 - 11

                                  EXHIBIT "B"

                          SEPTIMA PRODUCTS S100 & S80

                                COSTS AND TERMS
                                ---------------

    Number
   of Devices                 Cost               Payment Terms
   ----------                 ----               -------------

   25,000 and less            $ 3.50 each        Net thirty (30) days of
                                                 delivery

   25,000 - 100,000           $ 2.50 each        Twenty-five (25%) percent
                                                 prior to shipment; seventy-
                                                 five (75%) percent within
                                                 thirty (30) days of shipment

   100,000 and greater        $ 1.75 each        Twenty-five (25%) percent
                                                 under order; twenty-five (25%)
                                                 percent prior to shipment;fifty
                                                 (50%) percent within thirty
                                                 (30) days



                          MOLDED INSERT MC100 & MC80

    Number
   of Devices                 Cost               Payment Terms
   ----------                 ----               -------------

   25,000 and less            $ 1.75 each        Net thirty (30) days of
                                                 delivery

   25,000 - 100,000           $ 1.35 each        Twenty-five (25%) percent
                                                 prior to shipment; seventy-
                                                 five (75%) percent within
                                                 thirty (30) days of shipment

   100,000 and greater        $ 1.10 each        Twenty-five (25%) percent
                                                 upon order; twenty-five (25%)
                                                 percent prior to shipment;
                                                 fifty (50%) percent within
                                                 thirty (30) days

                                     1-12